EXHIBIT 99.1

AntriaBio Announces Appointment of Dr. Hoyoung Huh as Chairman of Scientific
Advisory Board and Business Development

LOUISVILLE, CO and MENLO PARK, CA – January 8, 2015 – AntriaBio, Inc. (“AntriaBio or the “Company”) (OTCQB: ANTB), a biopharmaceutical corporation focused on developing novel extended release therapies, announced today that Dr. Hoyoung Huh, one of the Company’s co-founders and member of the Board of Directors will expand his role to Chair the Company’s business development efforts, product pipeline strategy, and Scientific Advisory Board.

Dr. Huh stated, “AntriaBio has tremendous potential to transform the therapeutic regimen in diabetes and to significantly improve the standard of care in other disease states. The Company has matured and achieved critical milestones over the past 12 months, including compelling preclinical studies in multiple animal species for its lead product candidate, AB101.”

In his expanded role, Dr. Huh will partner with his long-time colleague, Nevan Elam, the Company’s Chairman and Chief Executive Officer, as well as the Chief Scientific Officer, Dr. Sankaram Mantripragada.

“We are very excited to have Hoyoung join us in a more direct capacity as we seek to broaden AntriaBio’s vision and strategy. Hoyoung is a widely respected visionary and entrepreneur in our industry. His insights and direction will be invaluable as we head into the next phase of our growth,” noted Mr. Elam.

About AntriaBio, Inc.
AntriaBio is a biopharmaceutical company that develops novel extended release therapies by combining proprietary formulation and manufacturing capabilities with well-known molecules to significantly improve standards of care. AntriaBio's lead product candidate is AB101, an injectable once-weekly basal insulin for type 1 and type 2 diabetes that addresses a $10 billion market where the current standard of care is a once-daily basal insulin injection. For more information visit: www.antriabio.com.

Forward-Looking Statements
This release, like many written and oral communications presented by AntriaBio, Inc., and our authorized officers, may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by use of words "anticipate," "believe," "estimate," "expect," "intend," "plan," "project," "seek," "strive," "try," or future or conditional verbs such as "could," "may," "should," "will," "would," or similar expressions. Our ability to predict results or the actual effects of our plans or strategies is inherently uncertain. Accordingly, actual results may differ materially from anticipated results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. Except as required by applicable law or regulation, AntriaBio undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

AntriaBio, Inc. Contact:
Noopur Liffick
VP of Corporate Development
(650) 549-4175
noopur@antriabio.com

Source: AntriaBio Inc.

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